Exhibit 99.1
SELLAS Life Sciences Provides Business Update and Reports Second Quarter 2022 Financial Results

– Reported Encouraging Updated Data in Q2 from Two Clinical Trials of Galinpepimut-S (GPS) in Combination with Checkpoint Inhibitors –

– Provides Clinical Update for GFH009 Program –

– Cash Position of $27.0 million as of June 30, 2022 –

– To Host Virtual Investor Symposium on GPS on September 15, 2022 –

NEW YORK, August 11, 2022 – SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) (“SELLAS’’ or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel therapies for a broad range of cancer indications, today provided a business update and reported its financial results for the quarter ended June 30, 2022.

“During the second quarter of 2022, SELLAS continued to progress our pipeline of treatment options to potentially improve and prolong the lives of patients battling cancer, with our lead asset, GPS, achieving several important milestones,” said Angelos Stergiou, M.D., Sc.D. h.c., President and Chief Executive Officer of SELLAS. “We reported clinical benefits seen in preliminary data from our Phase 1/2 clinical trial of GPS in combination with the checkpoint inhibitor KEYTRUDA® in patients battling WT1+ advanced ovarian cancer as well as encouraging updated clinical data from a Phase 1 investigator-sponsored clinical trial of GPS in combination with another checkpoint inhibitor, OPDIVO®, in patients with malignant pleural mesothelioma (MPM). In our Phase 3 REGAL study, we continued enrolling patients and activating additional sites across the United States, Europe, and Asia.”

“Additionally, we were pleased to report encouraging preliminary results for our GFH009 program, a novel and highly selective, potentially first and best in class CDK9 inhibitor. Clinical data from the ongoing Phase 1 dose-escalating clinical trial of GFH009 in the United States and China in advanced relapsed and refractory lymphoma and acute myeloid leukemia (AML) shows no dose-limiting toxicities at all dose levels studied to date, while also demonstrating early indications of biological efficacy in assessable patients at multiple dose levels. We are excited by these preliminary results as well as the data from preclinical in vitro studies showing significant inhibition of cancer cell growth in four cell lines announced earlier this week, and we look forward to continuing to study GFH009 to further explore its anticancer effects,” concluded Dr. Stergiou.

Pipeline Updates:

Galinpepimut-S (GPS): Wilms Tumor-1 (WT1) targeting peptide immunotherapeutic

•Phase 1/2 Study in Combination with KEYTRUDA (pembrolizumab): In May 2022, SELLAS announced top-line clinical data showing clinical benefit from its Phase 1/2 trial of GPS in combination with Merck’s anti-PD-1 therapy, KEYTRUDA, in patients diagnosed with WT1+ relapsed or refractory platinum resistant advanced metastatic ovarian cancer.

•Phase 1 Study in Combination with OPDIVO (nivolumab): In June 2022, SELLAS announced encouraging updated clinical data from a Phase 1 investigator-sponsored clinical trial of GPS in combination with the checkpoint inhibitor OPDIVO in patients with MPM who were either refractory to or relapsed after at least one line of the standard of care therapy.

•Phase 3 REGAL Study: During the second quarter of 2022, SELLAS continued enrolling patients and activated additional sites in Poland, Greece and Hungary for its registrational global Phase 3 REGAL clinical trial in patients with AML. Enrollment for the study is scheduled to be completed in early in 2023, with an interim analysis planned to occur by the end of the first half of 2023. This timeline is based on current assumptions related to COVID-19 and its impact on the operations of clinical sites, as well as the duration of the pandemic. Because the interim analysis is event driven, it may become available at a different time than currently expected. The Company plans to activate additional sites in the United States and several countries in Europe and Asia throughout the remainder of 2022, including Serbia, Spain, Italy, Poland, Turkey and Taiwan.

GFH009: small molecule, highly selective CDK9 inhibitor

•Preclinical In Vitro Studies in Solid Cancer and AML Cell Lines: In early August, the Company announced results from its preclinical in vitro studies in solid cancer and AML cell lines. The data shows that GFH009 demonstrated significant anti-tumor effects in all four selected cell lines with cancer cell growth inhibited by 90 to 100 percent in three out of the four cell lines and by more than 50 percent in the fourth cell line.

•Clinical Update on Phase 1 Trial: As of August 1, 2022, enrollment at all originally planned dose levels, administered twice a week, in the AML group (30 mg) and at the 22.5 mg dose level for the lymphoma group was completed. Among the 30 patients evaluable for safety and efficacy, no dose limiting toxicities have been observed. Four lymphoma patients (three at 4.5 mg and one at 9 mg) achieved stable disease (SD). One patient with peripheral T cell lymphoma treated at the 9 mg dose had 62% decrease in sum of the product of the perpendicular diameters for multiple lesions (SPD) based on computed tomography (CT). Two AML patients, one treated at the 9 mg dose level and one treated at the 15 mg dose level, had decreases of bone marrow blasts equal to or greater than 50%.

•Phase 1 Clinical Trial Protocol Amendment: The Company announced in July that a second, once-a-week dose cohort has been added in its ongoing Phase 1 clinical trial in both the United States and China to study once-a-week administration starting at the higher dose level of 30 mg which will provide additional data for the safety and efficacy profile for GFH009.

Corporate Updates:

•Underwritten Public Offering: On April 5, 2022, the Company closed an underwritten public offering providing gross proceeds of $25.0 million, before deducting underwriting discounts and commissions and offering expenses.

•Milestone Payment: The Company received a $1.0 million milestone payment in May 2022 for the approval by China’s National Medical Products Administration (NMPA) of an IND application to initiate the first clinical trial in China for GPS.

Financial Results for the Second Quarter 2022:

Licensing revenue: There was no licensing revenue for the second quarter of 2022 and $1.0 million for the first half of 2022, which related to China’s NMPA approval of an IND application by 3D Medicines. This compares to $1.9 million for the second quarter of 2021 and $7.6 million for the first half of 2021.

R&D Expenses: Research and development expenses for the second quarter of 2022 were $5.5 million, compared to $3.5 million for the same period in 2021. Research and development expenses were $10.1 million for the first half of 2022, compared to $7.7 million for the same period in 2021. The increase was primarily due to an increase in clinical trial expenses related to the Company’s ongoing Phase 3 REGAL clinical trial of GPS in AML patients, a ramp up of the manufacture of clinical trial materials and registration batches of GPS, and personnel related expenses due to increased headcount.

Acquired In-Process Research and Development: There was no acquired in-process research and development for the second quarter of 2022. Acquired in-process research and development was $10.0 million for the first half of 2022, resulting from the in-licensing of GFH009. There was no acquired in-process research and development during the same periods in 2021.

G&A Expenses: General and administrative expenses for the second quarter of 2022 were $3.1 million, as compared to $2.8 million for the same period in 2021. The increase was primarily due to personnel related expenses due to increased headcount. General and administrative expenses were $6.1 million for the first half of 2022, compared to $6.4 million for the same period in 2021. The decrease was primarily due to a decrease in amortization expense associated with the capitalized contract acquisition costs of the 3D Medicines license agreement and a decrease in professional service fees, partially offset by an increase in personnel related expenses due to increased headcount.

Net Loss: Net loss was $8.4 million for the second quarter of 2022, or a basic and diluted loss per share of $0.41, compared to a net loss of $4.6 million for the same period in 2021, or a basic and diluted loss per share of $0.30. Net loss was $25.2 million for the first half of 2022, or a basic and diluted loss per share of $1.39, compared to a net loss of $7.0 million for the same period in 2021, or a basic and diluted loss per share of $0.47.

Cash Position: As of June 30, 2022, cash and cash equivalents totaled approximately $27.0 million.

Upcoming Investor Symposium

The Company will host a virtual investor symposium on Thursday, September 15, 2022, from 1:00 p.m. to 2:00 p.m. ET. The event will focus on the Company’s lead clinical asset, GPS, including the potential commercial opportunity for GPS in AML patients.

Event:	Galinpepimut-S Update Call
Date:	Thursday, September 15, 2022
Time:	1:00 p.m. Eastern Time
Live Call:	+1-877-407-9716 (U.S. Toll Free) or +1-201-493-6779 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1550371&tp_key=70b7ae2fef

For interested individuals unable to join the conference call, a replay will be available through September 29, 2022, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 13730135. An archived version of the webcast will also be available on SELLAS’ Investor Relations site: https://www.sellaslifesciences.com/investors/

About SELLAS Life Sciences Group, Inc. SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) is a late-stage clinical biopharmaceutical company focused on the development of novel therapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, galinpepimut-S (GPS), is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has potential as a monotherapy or in combination with other therapies to address a broad spectrum of hematologic malignancies and solid tumor indications. The Company is also developing GFH009, a small molecule, highly selective CDK9 inhibitor, which is licensed from GenFleet Therapeutics (Shanghai), Inc., for all therapeutic and diagnostic uses in the world outside of Greater China.

For more information on SELLAS, please visit www.sellaslifesciences.com.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, N.J., USA, and is not a trademark of SELLAS. OPDIVO® is a registered trademark of Bristol Myers Squibb, and is not a trademark of SELLAS. The manufacturers of these brands are not affiliated with and do not endorse SELLAS or its products.

Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the clinical development of GPS and GFH009 for various cancer indications, including the timing of commencement and completion of, and data from, clinical trials therefor, the potential for GPS and GFH009 as drug development candidates for various cancer indications, alone and in combination with other therapeutic agents and the timing for the completion of enrollment for the GPS REGAL Phase 3 clinical trial. These forward-looking statements are based on current plans, objectives, estimates, expectations, and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the COVID-19 pandemic and its impact on the Company’s clinical plans, risks and uncertainties associated with oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 31, 2022 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contact
Allison Soss
KCSA Strategic Communications
Email: SELLAS@kcsa.com
Phone: 212.896.1267

Media Contact
Raquel Cona / Michaela Fawcett
KCSA Strategic Communications
Email: SELLAS@kcsa.com
Phone: 212.896.1276

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Licensing revenue	$—	$1,900	$1,000	$7,600
Operating expenses:
Cost of licensing revenue	—	100	100	200
Research and development	5,529	3,456	10,140	7,740
Acquired in-process research and development	—	—	10,000	—
General and administrative	3,094	2,797	6,118	6,358
Total operating expenses	8,623	6,353	26,358	14,298
Operating loss	(8,623)	(4,453)	(25,358)	(6,698)
Non-operating income (expense), net:
Change in fair value of warrant liability	48	(28)	37	(59)
Change in fair value of contingent consideration	115	(134)	115	(263)
Interest income	46	2	48	4
Total non-operating income (expense), net	209	(160)	200	(318)
Net loss	$(8,414)	$(4,613)	$(25,158)	$(7,016)

Per share information:
Net loss per common share, basic and diluted	$(0.41)	$(0.30)	$(1.39)	$(0.47)
Weighted-average common shares outstanding, basic and diluted	20,286,624	15,270,288	18,104,176	15,074,887

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$26,987	$21,355
Restricted cash and cash equivalents	100	100
Prepaid expenses and other current assets	1,650	1,589
Total current assets	28,737	23,044
Operating lease right-of-use assets	1,045	723
Goodwill	1,914	1,914
Deposits and other assets	514	594
Total assets	$32,210	$26,275
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,339	$2,144
Accrued expenses and other current liabilities	3,006	2,640
Operating lease liabilities	341	198
Acquired in-process research and development payable	5,500	—
Total current liabilities	12,186	4,982
Operating lease liabilities, non-current	783	610
Warrant liability	3	40
Contingent consideration	181	296
Total liabilities	13,153	5,928
Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; Series A convertible preferred stock, 17,500 shares designated; no shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 350,000,000 shares authorized, 20,551,918 and 15,895,637 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	182,816	158,948
Accumulated deficit	(163,761)	(138,603)
Total stockholders’ equity	19,057	20,347
Total liabilities and stockholders’ equity	$32,210	$26,275